EXHIBIT 99.1

For Immediate Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang Ryder  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces COO Departure;
Promotes Two Veteran Executives

KIRKLAND, Wa. –  June 25, 2004 - Nextel Partners, Inc., (NASDAQ: NXTP) announced today that Vice President and Chief Operating Officer, Perry Satterlee, will be leaving the company effective mid-July.  Satterlee will assume the role of Chief Operating Officer of Clearwire Corporation, a start-up venture backed by Craig McCaw.

In Satterlee’s role as COO, he was responsible for Sales, Marketing and Customer Care.  His departure creates opportunities for 2 long-term executives to take on more significant roles as they join the senior management team.  Jim Ryder will become Vice President of Sales and Marketing and Philip Gaske will assume the position of Vice President of Customer Care.

“Perry has been an important contributor to our company’s success,” said John Chapple, Partners’ Chairman, CEO and President.  “During his tenure, Partners has built a broad and lasting infrastructure and sales culture driven to achieve our 100% customer satisfaction and performance goals. The Partners team is very well-positioned to move seamlessly through this transition and we remain on track to achieve or exceed our previously stated guidance for 2004.”

For more than 4 years Ryder has been responsible for the company’s national sales and distribution efforts which have driven Partners’ consistently strong top-line growth.  Gaske has led Partners’ customer service team since the company’s inception and has been instrumental in achieving Partners’ industry leading customer retention levels.

“Jim and Philip are outstanding performers and proven leaders.  They bring the experience, dedication and commitment to take on these new responsibilities,” said Chapple.  “While we are disappointed to see Perry leave the Partners’ family, we’ve built a strong team in Jim and Philip who are ready and eager to build on Partners’ record of growth and success.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners’ operational trends and future financial results.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2003 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications (Nextel) in mid-sized and rural markets in 31 states where approximately 53 million people reside.  Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 296 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.